Exhibit 99.1
FOR IMMEDIATE RELEASE:

TRUEBLUE REPORTS 2013 SECOND QUARTER RESULTS
TACOMA, WA-July 24, 2013--TrueBlue, Inc. (NYSE:TBI) today reported revenue for the second quarter of 2013 of $422 million, an increase of 19 percent compared to revenue of $354 million for the second quarter of 2012. Net income for the quarter was $12.5 million or $0.31 per diluted share, compared to net income of $10.3 million or $0.26 per diluted share for the second quarter of 2012.

“We are pleased with the double-digit year-over-year revenue growth we experienced this quarter,” TrueBlue CEO Steve Cooper said. “Overall, demand for our specialized blue-collar staffing solutions grew across most industries and locations.”

TrueBlue acquired MDT Personnel in the first quarter of 2013 and its integration into the company is now complete, Cooper said.

“Our teams have combined very well and I'm pleased with the way they have engaged our customers,” he said.  “We've been successful in retaining customers and penetrating more deeply into the market.”

Cooper added that TrueBlue is optimistic about the company's growth prospects. “Favorable trends in the staffing industry, along with the strength of our organic and acquisition growth strategies, give us confidence that we're on track to deliver long-term shareholder value. With both the anticipated revenue decline in a large project and MDT integration costs mostly behind us, we expect to see higher levels of profit growth during the remainder of the year.”

TrueBlue estimates revenue in the range of $450 million to $460 million and net income per diluted share of $0.44 to $0.49 for the third quarter of 2013.

Management will discuss second quarter 2013 results on a conference call at 2 p.m. Pacific Standard Time (5 pm. Eastern Standard Time), today, Wednesday, July 24. The conference call can be accessed on TrueBlue's web site: www.trueblue.com

About TrueBlue
TrueBlue (NYSE: TBI) is the leading provider of blue-collar staffing and helps over 140,000 businesses be more productive through easy access to dependable temporary labor. TrueBlue provides specialized blue-collar staffing solutions to industries that include construction, manufacturing, transportation, aviation, waste, hospitality, retail, renewable energy and more. Through its Labor Ready, CLP, Spartan Staffing, PlaneTechs, and Centerline service lines, TrueBlue connects approximately 350,000 people to work annually across the U.S., Canada and Puerto Rico. Learn more about TrueBlue at www.trueblue.com.

Forward-looking Statements
This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include statements relating to our future financial condition and operating results, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements.  Examples of such factors can be found in our reports filed with the SEC, including the information under the heading 'Risk Factors' in our Annual Report on Form 10-K for the fiscal year ended Dec. 28, 2012 and in our quarterly reports on Form 10-Q subsequently filed. Any forward-looking statement speaks only as of the date on which it is made, and we assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

Contacts:
Derrek Gafford, EVP & CFO
253-680-8214

Stacey Burke, VP of Corporate Communications
253-680-8291

TRUEBLUE, INC.
SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	13 Weeks Ended		26 Weeks Ended
	June 28, 2013	June 29, 2012	June 28, 2013	June 29, 2012
Revenue from services	$422,310	$354,261	$768,809	$665,448
Cost of services	310,437	260,725	570,296	492,677
Gross profit	111,873	93,536	198,513	172,771
Selling, general and administrative expenses	89,339	71,526	177,771	143,610
Depreciation and amortization	5,203	4,729	10,362	9,496
Income from operations	17,331	17,281	10,380	19,665
Interest and other income, net	275	412	752	677
Income before tax expense (benefit)	17,606	17,693	11,132	20,342
Income tax expense (benefit)	5,069	7,356	(330)	8,475
Net income	$12,537	$10,337	$11,462	$11,867

Net income per common share:
Basic	$0.31	$0.26	$0.29	$0.30
Diluted	$0.31	$0.26	$0.28	$0.30
Weighted average shares outstanding:
Basic	40,140	39,701	39,962	39,563
Diluted	40,421	40,097	40,248	39,993

TRUEBLUE, INC.
SUMMARY CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)
	June 28, 2013	December 28, 2012
Assets
Current assets:
Cash and cash equivalents	$136,004	$129,513
Accounts receivable, net	199,315	167,292
Other current assets	20,884	20,361
Total current assets	356,203	317,166
Property and equipment, net	56,314	58,171
Restricted cash and investments	134,052	136,259
Other assets, net	129,119	90,147
Total assets	$675,688	$601,743
Liabilities and shareholders’ equity
Current liabilities	$127,272	$113,556
Long-term liabilities	194,924	154,513
Total liabilities	322,196	268,069
Shareholders’ equity	353,492	333,674
Total liabilities and shareholders’ equity	$675,688	$601,743

TRUEBLUE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	26 Weeks Ended
	June 28, 2013	June 29, 2012
Cash flows from operating activities:
Net income	$11,462	$11,867
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	10,362	9,496
Provision for doubtful accounts	6,415	2,022
Stock-based compensation	4,594	4,846
Deferred income taxes	(2,564)	(15)
Other operating activities	848	972
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(8,528)	(11,938)
Income taxes	(143)	4,488
Other assets	341	2,084
Accounts payable and other accrued expenses	(7,496)	(3,173)
Accrued wages and benefits	7,053	5,949
Workers' compensation claims reserve	1,583	882
Other liabilities	186	277
Net cash provided by operating activities	24,113	27,757
Cash flows from investing activities:
Capital expenditures	(7,200)	(9,535)
Acquisition of business, net of cash acquired	(54,873)	—
Change in restricted cash and cash equivalents	3,709	9,774
Purchase of restricted investments	(6,789)	(18,153)
Maturities of restricted investments	10,871	12,726
Net cash used in investing activities	(54,282)	(5,188)
Cash flows from financing activities:
Purchases and retirement of common stock	—	(3,990)
Net proceeds from stock option exercises and employee stock purchase plans	6,023	3,142
Common stock repurchases for taxes upon vesting of restricted stock	(2,182)	(1,996)
Proceeds from note payable	34,000	—
Payments on debt	(1,115)	(88)
Other	478	556
Net cash provided by (used in) financing activities	37,204	(2,376)
Effect of exchange rates on cash	(544)	(58)
Net change in cash and cash equivalents	6,491	20,135
CASH AND CASH EQUIVALENTS, beginning of period	129,513	109,311
CASH AND CASH EQUIVALENTS, end of period	$136,004	$129,446